OneSpan Inc. SC TO-I/A

Exhibit (a)(1)(F)

AMENDED OFFER TO PURCHASE

BY

ONESPAN INC.

Up to $20 Million of its Shares of Common Stock, par value $0.001 per share, at a Cash Purchase Price Not More than $11.00 per Share Nor Less than $9.50 per Share

CUSIP: 68287N100

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, AT THE END OF THE DAY, NEW YORK CITY TIME, ON DECEMBER 11, 2023, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”). THE OFFER IS SUBJECT TO THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS AS SET FORTH UNDER THE HEADING “THE OFFER-CONDITIONS OF THE OFFER.”

OneSpan Inc., a Delaware corporation (“OSPN,” the “Company,” “we,” “us” or “our”), is offering to purchase up to $20 million in aggregate purchase price of our issued and outstanding shares of Common Stock, par value $0.001 per share (each, a “Share” and collectively, the “Shares”), at a price calculated as described herein that is not greater than $11.00 nor less than $9.50 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with this Offer to Purchase and Letter of Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders. We will select this single per Share price (the “Purchase Price”) as the lowest single purchase price (in increments of $0.10), not greater than $11.00 nor less than $9.50 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not to exceed $20 million, or all Shares properly tendered and not properly withdrawn in the event that less than $20 million in aggregate purchase price of Shares are properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the Purchase Price, including Shares tendered at a price lower than the Purchase Price, subject to “Odd Lot” priority, proration and the conditional tender provisions described in this Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if, based on the Purchase Price, Shares having an aggregate value of $20 million or less are properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date (as defined below). All Shares acquired, if any, in the Offer will be acquired at the Purchase Price, including those Shares tendered at a price lower than the Purchase Price. Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased; however, because of “Odd Lot” priority, proration, and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Purchase Price if Shares having an aggregate purchase price in excess of $20 million are properly tendered (and not properly withdrawn) at or below the Purchase Price. Shares not purchased in the Offer will be returned to the tendering shareholders promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if more than $20 million in aggregate purchase price of Shares is tendered in the Offer at or below the Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Sections 1 and 15.

As of November 9, 2023, we had 39,887,336 issued and outstanding Shares. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $9.50 per Share, the minimum Purchase Price pursuant to the Offer, the approximate number of Shares that would be purchased pursuant to the Offer is 2,105,263. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $11.00 per Share, the maximum Purchase Price pursuant to the Offer, the approximate number of Shares that would be purchased pursuant to the Offer is 1,818,181.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

i

The Shares are listed and traded on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “OSPN”. On November 10, 2023 the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $9.52 per Share, which is above the $9.50 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

OUR BOARD OF DIRECTORS (THE “BOARD OF DIRECTORS” OR THE “BOARD”) HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, B. RILEY SECURITIES, INC., THE DEALER MANAGER FOR THE OFFERING (THE “DEALER MANAGER”) OR BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, THE DEPOSITARY (THE “DEPOSITARY”) AND INFORMATION AGENT (THE “INFORMATION AGENT”) FOR THE OFFER, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Manager for the Offer is:

B. Riley Securities, Inc.

Offer to Purchase dated November 13, 2023, as amended on December 1, 2023

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 12:00 Midnight, at the end of the day, New York City time, on December 11, 2023 (unless the Offer is extended):

●	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

●	if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, any certificates for your Shares and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, LLC, the depositary for the Offer (the “Depositary”), at the address appearing on the back cover page of this Offer to Purchase;

●	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3.

●	We are not offering, as part of the Offer, to purchase time-based restricted stock units (“time-based RSUs”) or performance-based restricted stock units (“PSUs” and, collectively with time-based RSUs, “restricted stock units” or “RSUs”) outstanding under the OneSpan Inc. 2019 Omnibus Incentive Plan (as amended, the “Equity Incentive Plan”) that have not vested or that are subject to restrictions as of the Expiration Date, and tenders of such unvested restricted stock units will not be accepted. If you are a holder of restricted stock units outstanding under the Equity Incentive Plan, you may only tender the Shares underlying such awards if they have vested and you have received the underlying Shares free of restrictions on the transfer of such Shares prior to the Expiration Date.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At A Price Determined Pursuant to the Offer” (below the subsection captioned “Price (in Dollars) Per Share At Which Shares Are Being Tendered”). If you check such box, your Shares will be deemed to be tendered at $9.50 per Share, which is the low end of the price range in the Offer, for the purpose of determining the Purchase Price. You should understand that this election may lower the Purchase Price paid to you for your Shares and could result in your Shares being purchased at $9.50 per Share, which is the low end of the price range in the Offer, less any applicable fees or withholding taxes and without interest.

We are not making the Offer to, and will not accept any tendered shares from, holders of Shares in any jurisdiction where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Validly tendered shares will be accepted from all holders wherever located. We may, at our discretion, take any actions necessary for us to make the Offer to holders of Shares in any such jurisdiction in compliance with applicable laws. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE, AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES, except that we will, to the extent required by Rule 13e-4 under the Exchange Act, amend the Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, to reflect any material change in the information previously disclosed, including any information incorporated by reference into this schedule to.

The Dealer Manager is acting exclusively for the Company and no one else in connection with this Offer to Purchase and the Offer and will not regard any other person (whether or not a recipient of this Offer to Purchase) as its client in relation to this Offer to Purchase or the Offer and accordingly will not be responsible to anyone other than the Company for providing the protections afforded to its clients, or for providing advice in connection with the Offer, the contents of this Offer to Purchase or any other transaction, arrangement or other matter referred to in this Offer to Purchase as relevant. Neither the Dealer Manager nor any persons associated or affiliated with the Dealer Manager accepts any responsibility whatsoever or makes any warranty or representation, express or implied, in relation to the contents of this Offer to Purchase, including its accuracy, completeness or verification, or for any other statement made or purported to be made by or on behalf of it, the Company or the Company’s directors in connection with the Company and/or the Offer, and the Dealer Manager accordingly disclaims, to the fullest extent permitted by law, any and all liability whatsoever, whether arising in tort, contract or otherwise (save as referred to above) which it might otherwise be found to have in respect of this Offer to Purchase or any such statement.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the accompanying Letter of Transmittal and other related materials as may be amended or supplemented from time to time. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer in their entirety. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

The issuer of the Shares, OneSpan Inc., a Delaware corporation, is offering to purchase your Shares. See Section 1.

What is OSPN offering to purchase?

We are offering to purchase up to $20 million of our Shares based on the Purchase Price. See Section 1.

In accordance with the rules of the SEC, if more than $20 million in aggregate purchase price of Shares is tendered in the Offer at or below the Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

What is the purpose of the Offer?

We believe that the repurchase of Shares pursuant to the Offer will allow us to return value to our shareholders and that doing so for this purpose is a prudent use of our financial resources. The Offer is also consistent with our current operational model and strategic direction, including our plans to return excess capital to our shareholders. In addition, the Offer is being conducted as part of the $50 million share repurchase program previously approved by our Board of Directors in May 2022. The Offer provides a mechanism for completing a sizeable repurchase of Shares more rapidly than would be possible through open market repurchases under such program.

The modified Dutch auction tender offer set forth in this Offer to Purchase provides our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company, if they so elect.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales; however, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply.

If we complete the Offer, shareholders who do not participate in the Offer and who otherwise do not sell their shares will automatically increase their relative percentage ownership interest in the Company and its future operations at no additional cost to them. These shareholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company. See Section 2.

How many Shares will we purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase up to $20 million of Shares based on the Purchase Price in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. Because the Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time. We will select the lowest single purchase price, not greater than $11.00 nor less than $9.50 per Share, that will allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $20 million. All Shares purchased in the Offer will be purchased at the Purchase Price, including Shares tendered at a price lower than the Purchase Price, subject to “Odd Lot” priority, proration and the conditional tender provisions described in this Offer to Purchase.

As of November 9, 2023, we had 39,887,336 issued and outstanding Shares. At the minimum Purchase Price of $9.50 per Share, we would purchase 2,105,263 Shares if the Offer is fully subscribed, which would represent approximately 5.3% of our outstanding Shares as of November 9, 2023. At the maximum Purchase Price of $11.00 per Share, we would purchase 1,818,181 Shares if the Offer is fully subscribed, which would represent approximately 4.6% of our outstanding Shares as of November 9, 2023. If the Offer is fully subscribed at the minimum Purchase Price, we would have approximately 37,782,073 Shares outstanding immediately following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the maximum Purchase Price, we would have approximately 38,069,155 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer, as well as the Purchase Price for such Shares. As of November 9, 2023, an aggregate of approximately 562,362 Shares remained available for future awards under the Equity Incentive Plan. See Section 12.

We reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. In accordance with the rules of the SEC, if more than $20 million purchase price of Shares is tendered in the Offer at or below the Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

The Offer is not conditioned on any minimum number of Shares being tendered; however, the Offer is subject to certain other conditions. See Section 7.

What will be the purchase price for the Shares and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to tender your Shares. The price range for the Offer is $9.50 to $11.00 per Share. We will select the single lowest purchase price (in increments of $0.10), not greater than $11.00 nor less than $9.50 per Share, that will allow us to purchase up to $20 million in value of Shares at such price, based on the number of Shares tendered, or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. We will purchase all Shares at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price. However, because of the “Odd Lot” priority, proration and conditional tender provisions described in this Offer to Purchase, it is possible that not all of the Shares tendered at or below the Purchase Price will be purchased if Shares having an aggregate purchase price in excess of $20 million are properly tendered at or below the Purchase Price and not properly withdrawn.

If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection captioned “Shares Tendered At A Price Determined Pursuant to the Offer” (below the subsection captioned “Price (in Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Purchase Price as determined by us in accordance with the terms and subject to the conditions of the Offer. If you agree to accept the Purchase Price, your Shares will be deemed to have been tendered at the minimum price of $9.50 per Share. You should understand that this election may have the effect of lowering the Purchase Price and could result in your Shares being purchased at $9.50 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on Nasdaq on November 10, 2023, the last full trading day prior to the commencement of the Offer, which was $9.52 per Share, and could be below the last reported sale price of the Shares on Nasdaq on the Expiration Date. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

We will publicly announce the Purchase Price promptly after we have determined it. On the terms and subject to the conditions of the Offer (including the “Odd Lot” priority, proration and conditional tender provisions), as promptly as practicable following the Expiration Date, we will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all holders of Shares who have properly tendered (and have not properly withdrawn) their Shares that have been accepted for payment at prices equal to or less than the Purchase Price. See Section 1.

Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

How will we fund the purchase of the Shares?

The maximum value of Shares purchased in the Offer will be $20 Million. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, to be approximately $20.5 million. We expect to use our existing cash reserve to fund the purchase of the Shares. See Section 9.

In accordance with the SEC rules, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire at 12:00 Midnight, at the end of the day, New York City time, on December 11, 2023, unless we extend or terminate the Offer. The term Expiration Date refers to the specific time and date on which the Offer expires. See Section 1. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 15.

Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept the Offer on your behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. If we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 15. We can also terminate the Offer under certain circumstances, as provided in this Offer to Purchase, and subject to applicable law. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first (1st) business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the terms of the Offer by making a public announcement of the amendment and filing our Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”). See Section 15.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including but not limited to:

●	no legal action shall have been threatened, pending or taken that might adversely affect the Offer;

●	no general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

●	no decrease of more than 10% in the sale price of the Shares on Nasdaq or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured as of the close of trading and from the close of trading on November 10, 2023, the last full trading day prior to the commencement of the Offer, shall have occurred;

●	no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after November 10, 2023 shall have occurred nor shall any material escalation of any war or armed hostilities which had commenced prior to November 10, 2023 have occurred;

●	no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

●	no change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred or, in the case of any of the foregoing existing at the time of the commencement of the Offer, shall have materially accelerated or worsened;

●	no person shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

●	no change or changes in our or our subsidiaries’ business, condition (financial or otherwise), properties, assets, income, operations or prospects shall have occurred or shall have been threatened on or after November 10, 2023 that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or that could materially adversely affect the benefits of the Offer to us;

●	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion; and

●	we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares will be delisted from Nasdaq or be eligible for deregistration under the Exchange Act.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

The Offer is not conditioned on any minimum number of Shares being tendered.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following by the Expiration Date:

●	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

●	if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, LLC, the Depositary for the Offer, at the address appearing on the back cover page of this Offer to Purchase;

●	if you are a Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3; or

●	we are not offering, as part of the Offer, to purchase restricted stock units outstanding under the Equity Incentive Plan that have not vested or that are subject to restrictions as of the Expiration Date, and tenders of such unvested restricted stock units will not be accepted. If you are a holder of restricted stock units outstanding under an Equity Incentive Plan, you may only tender the Shares underlying such awards if they have vested and you have received the underlying Shares free of restrictions on the transfer of such Shares prior to the Expiration Date.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Offer to, and will not accept any tendered shares from, holders of Shares in any jurisdiction where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. Validly tendered shares will be accepted from all holders wherever located. We may, at our discretion, take any actions necessary for us to make the Offer to holders of Shares in any such jurisdiction in compliance with applicable laws. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

If you are in any doubt as to the action you should take, it is recommended that you seek your own personal financial advice from your stockbroker, bank manager, lawyer, accountant or other independent professional financial adviser immediately.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time prior to the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us, you may also withdraw such previously tendered Shares at any time after 12:00 Midnight, at the end of the day, New York City time, on January 8, 2023. See Section 4.

How do I withdraw Shares I previously tendered?

If you are a registered holder of Shares, to properly withdraw your Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. See Section 4.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all or any minimum amount of the Shares that you own to participate in the Offer. However, to qualify for the priority in case of proration, an Odd Lot Holder (as defined below) must tender all Shares owned by any such Odd Lot Holder, as described in Section 1. In addition, if as a result of proration the Company accepts conditional tenders by random lot, a holder making a conditional tender must have tendered all of its shares to qualify for such random selection.

In what order will you purchase the tendered Shares?

If the terms and conditions of the Offer have been satisfied or waived and $20 million in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and more than $20 million in aggregate purchase price of Shares has been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares on the following basis:

●	first, we will purchase Odd Lots (as defined in Section 1) of fewer than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference;

●	second, after purchasing all Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

●	third, only if necessary to permit us to purchase $20 million in aggregate purchase price of Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares at or below the Purchase Price.

Therefore, because of “Odd Lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price if Shares having an aggregate purchase price in excess of $20 million are properly tendered (and not properly withdrawn) at or below the Purchase Price. See Section 1 and Section 6.

Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. We cannot predict how the Shares will trade after the Expiration Date, and it is possible that the price of our Shares will trade above the Purchase Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you carefully read the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your Shares with your broker or other financial, legal or tax advisors.

If I decide not to tender, how will the Offer affect my Shares?

Shareholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

Yes. The Shares will continue to be listed on Nasdaq and we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the Shares I tender?

If your Shares are accepted for purchase in the Offer, we will pay the Purchase Price to you, in cash, less applicable withholding taxes and without interest, promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the next business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and to begin paying for tendered Shares until after the Expiration Date and the guaranteed delivery period. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of restricted stock units, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase restricted stock units outstanding under any Equity Incentive Plan that have not vested or that are subject to restrictions as of the Expiration Date, and tenders of such unvested restricted stock units will not be accepted. If you are a holder of restricted stock units outstanding under an Equity Incentive Plan, you may only tender the Shares underlying such awards if they have vested and you have received the underlying Shares free of restrictions on the transfer of such Shares prior to the Expiration Date. See Section 3.

What is the last reported sale price of my Shares?

The Shares are listed and traded on Nasdaq under the symbol “OSPN.” On November 10, 2023 the last full trading day before the commencement of the Offer, the last reported sale price of the Shares on Nasdaq was $9.52 per Share, which is above the $9.50 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay share transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for tendered Shares to the registered holder of such Shares, you will not incur any share transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, or if tendered certificates for Shares are registered in the name of someone other than the person signing the Letter of Transmittal, then share transfer taxes may apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 14), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 14 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your tax advisor as to the particular tax consequences to you of the Offer. If you are a Non-U.S. Holder (as defined in Section 14), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a Non-U.S. Holder, you may be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable Form W-8. See Section 14 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

What is the accounting treatment of the Offer?

The accounting for our purchase of Shares in the Offer will result in a reduction of our total equity in an amount equal to the aggregate purchase price of the Shares we purchase plus the fees and any estimated excise taxes due, a corresponding reduction in cash and cash equivalents and a reduction in the weighted average number of outstanding Shares for the purposes of calculating earnings per Share in an amount equal to the weighted average number of Shares that we repurchase pursuant to the Offer. See Section 2.

Does the Company or any of its affiliates intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f) under the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten (10) business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten (10) business days have elapsed after the Expiration Date. To our knowledge, none of our affiliates intend to tender any shares in the Offer; however, there can be no assurance that such intent will not change prior to the termination of the Offer.

What will happen to the Company’s existing share repurchase program?

Our Board of Directors has authorized the repurchase of up to $50 million Shares under our share repurchase program. As of November 9, 2023, $40.8 million Shares remained available for repurchase under the program, and the Offer is being conducted as part of the repurchase program.

Prior to the eleventh business day after the Expiration Date, we will not repurchase any Shares under the share repurchase program except repurchases pursuant to the Offer. After such date, we may make Share repurchases from time to time on the open market and/or in private transactions, including accelerated share repurchase transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in this Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer.

Whom should I contact with questions about the Offer?

The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is Broadridge Corporate Issuer Solutions, LLC and the Dealer Manager is B. Riley Securities, Inc. Their contact information is set forth below.

The Information Agent for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

(855) 793-5068 (toll-free)

shareholder@Broadridge.com

The Dealer Manager for the Offer is:

B. Riley Securities, Inc.
11100 Santa Monica Boulevard #800

Los Angeles, CA 90025

Phone: (310) 966-1444

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC that are incorporated by reference in this Offer to Purchase contain “forward-looking statements.” Forward-looking statements can be identified by words such as “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “may,” “will,” “might,” “should,” “could,” “would,” “seek,” “pursue,” and “anticipate” or the negative or other variation of these or similar words or may include discussions of strategy or risks and uncertainties. We describe certain risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and (ii) any subsequently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Therefore, we caution you against relying on any of these forward-looking statements.

For further information on factors that could cause actual results to materially differ from expectations, please see the Company’s publicly available SEC filings, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023 and Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 4, 2023, August 9, 2023 and November 8, 2023, respectively. The Company does not update any of its forward-looking statements except as required by law.

INTRODUCTION

To the holders of our Shares:

We are offering to purchase up to $20 million in aggregate purchase price of our Shares at a price calculated as described herein that is a price not greater than $11.00 nor less than $9.50 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase, in the related Letter of Transmittal and in other related materials as may be amended or supplemented from time to time.

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering shareholders. This Purchase Price will be the lowest single purchase price (in increments of $0.10), not greater than $11.00 nor less than $9.50 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $20 million, or all Shares properly tendered and not properly withdrawn in the event that less than $20 million in aggregate purchase price of Shares is properly tendered and not properly withdrawn.

We may not purchase all of the Shares tendered at or below the Purchase Price because of proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, if $20 million in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders promptly after the Expiration Date. See Section 1.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, if more than $20 million in aggregate purchase price of Shares is tendered in the Offer at or below the Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Dealer Manager, the Information Agent and the Depositary. See Section 16.

As of November 9, 2023, we had 39,887,336 issued and outstanding Shares. At the minimum Purchase Price of $9.50 per Share, we would purchase 2,105,263 Shares if the Offer is fully subscribed, which would represent approximately 5.3% of our outstanding Shares as of November 9, 2023. At the maximum Purchase Price of $11.00 per Share, we would purchase 1,818,181 Shares if the Offer is fully subscribed, which would represent approximately 4.6% of our outstanding Shares as of November 9, 2023. If the Offer is fully subscribed at the minimum Purchase Price, we would have approximately 37,782,073 Shares outstanding immediately following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the maximum Purchase Price, we would have approximately 38,069,155 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer, as well as the Purchase Price for such Shares. As of November 9, 2023, an aggregate of approximately 562,362 Shares remained available for future awards under the Equity Incentive Plan. See Section 12.

The Shares are listed and traded on Nasdaq under the symbol “OSPN.” On November 10, 2023, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $9.52 per Share, which is above the $9.50 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 12.

We are not making the Offer to, and will not accept any tendered shares from, holders of Shares in any jurisdiction where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. Validly tendered shares will be accepted from all holders wherever located. We may, at our discretion, take any actions necessary for us to make the Offer to holders of Shares in any such jurisdiction in compliance with applicable laws. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

The address of the Company’s principal executive office is 1 Marina Park Drive, Unit 1410, Boston, MA 02210 and the telephone number of the Company’s principal executive office is (312) 766-4001.

THE OFFER

1.	Number of Shares; Price; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase $20 million in aggregate purchase price of Shares, or all Shares properly tendered and not properly withdrawn in the event that less than $20 million in aggregate purchase price of Shares is properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if $20 million in aggregate purchase price of Shares or less is properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 12:00 Midnight, at the end of the day, New York City time, on December 11, 2023 unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire or unless we terminate the Offer. The term Expiration Date refers to the specific time and date on which the Offer expires. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 3 of the Letter of Transmittal, shareholders desiring to tender Shares must either (i) specify that they are willing to sell their Shares to us at the Purchase Price (which could result in the tendering shareholder receiving a purchase price per Share as low as $9.50, the low end of the price range in the Offer, less any applicable withholding taxes and without interest) or (ii) specify the price or prices, not greater than $11.00 nor less than $9.50 per Share, at which they are willing to sell their Shares to us pursuant to the Offer. In the event that a shareholder specifies such a purchase price or purchase prices that exceeds the Purchase Price, the Company will not purchase the Shares of such shareholder. Prices may be specified in multiples of $0.10. Promptly following the Expiration Date, we will determine the Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified, or deemed specified, by tendering shareholders. The Purchase Price will be a single per Share price, equal to the lowest single purchase price, not greater than $11.00 nor less than $9.50 per Share, that would allow us to purchase the maximum number of Shares for an aggregate purchase price not exceeding $20 million, or all Shares properly tendered and not properly withdrawn in the event that less than $20 million in aggregate purchase price of Shares is properly tendered and not properly withdrawn.

Subject to the conditions of the Offer, we will pay the Purchase Price, in cash, for all Shares purchased in the Offer, less any applicable withholding taxes and without interest, promptly after the Expiration Date. We will not purchase any Shares at a price in excess of the Purchase Price.

If you specify that you are willing to sell your Shares to us at the Purchase Price (which could result in you receiving a purchase price per Share as low as $9.50, the low end of the price range in the Offer, less any applicable withholding taxes and without interest), your Shares will be deemed to be tendered at $9.50 per Share, which is the low end of the price range in the Offer, for purposes of determining the Purchase Price. You should understand that this election may effectively lower the Purchase Price and could result in your Shares being purchased at $9.50 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on Nasdaq on November 10, 2023, the last full trading day prior to the commencement of the Offer, which was $9.52 per Share, and could be below the last reported sale price of the Shares on Nasdaq on the Expiration Date. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the final Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Shareholders are urged to obtain current market quotations for the Shares.

Throughout the Offer, certain information relating to the trading price of our Shares will be available via the Information Agent at the address and telephone number set forth on the back cover page of this Offer to Purchase. We will announce the Purchase Price by press release as promptly as practicable after it has been determined. Such press release will also be filed as an amendment to our Schedule TO that we have filed with the SEC relating to the Offer. We do not expect, however, to announce the final results of any proration or the Purchase Price and to begin paying for tendered Shares until after the Expiration Date and the guaranteed delivery period.

We will only purchase Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. However, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Purchase Price if Shares having an aggregate purchase price in excess of $20 million are properly tendered (and not properly withdrawn) at or below the Purchase Price. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering shareholder at our expense promptly following the Expiration Date and the guaranteed delivery period.

By following the Instructions to the Letter of Transmittal, shareholders can specify different minimum purchase prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Shareholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, if more than $20 million in aggregate purchase price of Shares is tendered in the Offer at or below the Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, decrease the maximum aggregate purchase price of Shares we may purchase in the Offer or change the range of purchase prices at which shareholders may tender their Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 15.

In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as described below. The withdrawal rights also expire on the Expiration Date.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases

If the terms and conditions of the Offer have been satisfied or waived and $20 million in aggregate purchase price of Shares or less is properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

If the conditions to the Offer have been satisfied or waived and more than $20 million in aggregate purchase price of Shares has been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

●	first, we will purchase Odd Lots (as defined below) of fewer than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holders (as defined below) will not qualify for this preference;

●	second, after purchasing all Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

●	third, only if necessary to permit us to purchase $20 million in aggregate purchase price of Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares at or below the Purchase Price.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Purchase Price.

As we noted above, we may elect to purchase more than $20 million in aggregate purchase price of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of Shares.

Odd Lots

The term “Odd Lots” means all Shares tendered by any person (such person, an “Odd Lot Holder”) who owned, beneficially or of record, an aggregate of fewer than 100 Shares and certifies such fact in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration

If proration of tendered Shares is required, we will determine the proration for each shareholder tendering Shares, if any, promptly following the Expiration Date. Proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (excluding Odd Lot Holders) at or below the Purchase Price, subject to the provisions governing conditional tenders described in Section 6, any adjustment to avoid the purchase of fractional Shares and the terms and conditions of the Offer. Due to the difficulty in determining the number of Shares properly tendered and not properly withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration for each shareholder or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date and the guaranteed delivery period. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date.

As described in Section 14, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. The Letter of Transmittal affords each shareholder - who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or whose nominees’ names, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals

Purpose of the Offer

We believe that the repurchase of Shares pursuant to the Offer will allow us to return value to our shareholders and that doing so for this purpose is a prudent use of our financial resources. The Offer is also consistent with our current operational model and strategic direction, including our plans to return excess capital to our shareholders. In addition, the Offer is being conducted as part of the $50 million share repurchase program previously approved by our Board of Directors in May 2022. The Offer provides a mechanism for completing a sizeable repurchase of Shares more rapidly than would be possible through open market repurchases. The modified Dutch auction tender offer set forth in this Offer to Purchase provides our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company, if they so elect. The Offer also provides our shareholders who are the registered owners of their Shares with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the tendering shareholder to avoid the usual transaction costs associated with open market transactions.

However, shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply. In addition, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary, and whose Shares are purchased in the Offer, will avoid any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on Nasdaq.

Certain Effects of the Offer

Shareholders who do not tender their Shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company. If we complete the Offer, those shareholders who do not tender their Shares in the Offer and who otherwise do not sell their shares will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with owning our equity securities. Shareholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its Shares in the future.

The Offer will reduce our “public float” (the number of Shares owned by non-affiliated shareholders and available for trading in the securities markets) and is likely to reduce the number of our shareholders. The Company’s executive officers and directors have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase the proportional holdings of our executive officers and our directors. After expiration or termination of the Offer, our directors and executive officers may sell their Shares subject to applicable law and applicable policies and practices of the Company, from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to holders of our Shares pursuant to the Offer. See Section 12.

Each outstanding Share is entitled to one vote with respect to each matter to be voted on at the Company’s annual meeting or special meetings, and holders of Shares vote together as a single class with respect to all matters submitted to a vote of shareholders. The completion of the Offer will not result in a change of control of the Company.

Based on the published guidelines of Nasdaq and the conditions of the Offer, we believe that our purchase of up to $20 million Shares pursuant to the Offer will not result in delisting of the remaining Shares on Nasdaq. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the Shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act. See Section 7.

Shares we acquire pursuant to the Offer will be retained as treasury shares by us (unless and until our Board of Directors determines to retire or reissue such Shares). Such Shares will be held in treasury with the status of authorized Shares and will be available for us to reissue without further shareholder action for all purposes except as prohibited or limited by applicable law or the rules of Nasdaq. We have no current plans or intent for the reissuance of Shares purchased pursuant to the Offer but reserve the right to do so without notice.

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase plus the fees and estimated excise taxes due related to the Offer and a corresponding reduction in total cash.

Plans and Proposals

Except as disclosed or incorporated by reference in this Offer to Purchase, OSPN currently has no plans, proposals or negotiations underway that relate to or would result in:

●	any extraordinary transaction, such as a material merger, reorganization or liquidation, involving OSPN or any of its subsidiaries;

●	any purchase, sale or transfer of a material amount of assets of OSPN or any of its subsidiaries;

●	any material change in the present dividend rate or policy, or indebtedness or capitalization of OSPN;

●	any change in the present Board of Directors or management of OSPN, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

●	any other material change in OSPN’s corporate structure or business;

●	any class of equity securities of OSPN becoming eligible for termination of registration under Section 12(g) of the Exchange Act or ceasing to be authorized for listing on Nasdaq;

●	the suspension of OSPN’s obligation to file reports under Section 15(d) of the Exchange Act;

●	the acquisition by any person of additional securities of OSPN, or the disposition by any person of securities of OSPN, other than purchases and dispositions related to the vesting of restricted stock units granted to certain employees (including directors and executive officers); or

●	any changes in OSPN’s Certificate of Incorporation or Amended and Restated Bylaws, in each case as currently in effect, or other governing instruments or other actions that could impede the acquisition of control of OSPN.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), our management continually assesses and reassesses options for returning value to our shareholders, including through dividends, possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

3.	Procedures for Tendering Shares

Proper Tender of Shares

For Shares to be properly tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer on their behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

In the alternative, the tendering shareholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 3 of the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer must complete the corresponding section by either (i) checking the box in the subsection captioned “Shares Tendered At A Price Determined Pursuant to The Offer,” which will indicate that you will accept the Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer, or (ii) checking one of the boxes in the subsection captioned “Price (in Dollars) Per Share At Which Shares Are Being Tendered,” indicating the price at which Shares are being tendered.

Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless such Shares were properly withdrawn in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in either the subsection captioned “Price (in Dollars) Per Share At Which Shares Are Being Tendered” or the subsection captioned “Shares Tendered At A Price Determined Pursuant to The Offer” in the Letter of Transmittal.

If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection captioned “Shares Tendered At A Price Determined Pursuant to The Offer” (below the subsection captioned “Price (in Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Purchase Price, your Shares will be deemed to have been tendered at $9.50 per Share, which is the low end of the price range in the Offer. You should understand that this election may have the effect of lowering the Purchase Price and could result in the tendered Shares being purchased at $9.50 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. If tendering shareholders wish to indicate a specific price (in multiples of $0.10) at which their Shares are being tendered, they must check the appropriate box in the subsection captioned “Price (in Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Purchase Price.

Shareholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Shareholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.

Shareholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their own financial, legal and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 14.

Signature Guarantees and Method of Delivery

No signature guarantee is required if:

●	the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Issuance/Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal, or

●	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15 (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

●	one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

●	one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

●	any other documents required by the Letter of Transmittal.

Odd Lot Holders who tender all of their Shares must also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery

The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within five (5) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery

If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

●	your tender is made by or through an Eligible Institution;

●	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

●	the Depositary receives at the address listed on the back cover of this Offer to Purchase, within the period of two (2) trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery form is filed as an exhibit to the Schedule TO. Copies of the form may also be obtained from the Information Agent, which may be contacted at the telephone number listed on the back cover of this Offer to Purchase.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your Shares on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process tenders for our Shares through the Book-Entry Transfer Facility during that time (although there is no assurance that this will be the case). If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any Notice of Guaranteed Delivery on your behalf. It will generally not be possible to direct such an institution to submit a Notice of Guaranteed Delivery once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a Notice of Guaranteed Delivery on your behalf prior to 12:00 Midnight, at the end of the day, New York City time, on the Expiration Date. In addition, any such institution, if it is not an Eligible Institution, will need to obtain a medallion guarantee from an Eligible Institution in the form set forth in the applicable Notice of Guaranteed Delivery in connection with the delivery of those Shares.

As described above under “Guaranteed Delivery,” once the Notice of Guaranteed Delivery is delivered, which must occur prior to 12:00 Midnight, at the end of the day, New York City time, on the Expiration Date, you or your institution will have two (2) trading days following such delivery to meet the conditions described above in order to effect the tender of your Shares. Therefore, the earliest your tender could be effected is at 8:00 a.m., New York City time, on the next trading day when the Book-Entry Transfer Facility reopens, assuming all such conditions have been met. The form of Notice of Guaranteed Delivery can be obtained from the Information Agent at the address set forth on the back cover of this Offer to Purchase.

Restricted Stock Units

Holders of restricted stock units under our share-based compensation plans may not tender the Shares underlying such restricted stock units in the Offer unless and until the restrictions on the restricted stock units have lapsed and such units are vested and settled in Shares. If Shares have been issued to you in respect of vested restricted stock units, you may tender some or all of such Shares in the Offer. See “Proper Tender of Shares” above.

Return of Unpurchased Shares

If any properly tendered Shares are not purchased pursuant to the Offer or are properly withdrawn before the Expiration Date upon the terms and subject to the conditions of the Offer, or if less than all Shares evidenced by a shareholder’s certificate(s) are tendered, we will credit the certificates to book-entry for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement

It is a violation of Exchange Act Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (i) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right.

Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost or Destroyed Certificates

If any certificate representing Shares has been lost or destroyed, the shareholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate(s) or to submit an affidavit of lost or destroyed certificate(s) and agreement of indemnity. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by 12:00 Midnight, at the end of the day, New York City time, on January 8, 2023, you may also withdraw your Shares at any time thereafter.

If you are a registered holder of Shares, for a withdrawal to be effective, a notice of withdrawal, in written form, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the written notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights pursuant to the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process withdrawals of Shares through the Book-Entry Transfer Facility during that time (although there can be no assurance that this will be the case). It will generally not be possible to direct such an institution to submit a written notice of withdrawal once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a written notice of withdrawal on your behalf prior to 12:00 Midnight, at the end of the day, New York City time, on the Expiration Date. Such notice of withdrawal must be in the form of the Book-Entry Transfer Facility’s notice of withdrawal, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. Shares can be properly withdrawn only if the Depositary receives a written notice of withdrawal directly from the relevant institution that tendered the Shares through the Book-Entry Transfer Facility.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

●	determine the Purchase Price, taking into account the number of Shares so tendered and the prices specified, or deemed specified, by tendering shareholders, and

●	accept for payment up to $20 million in aggregate purchase price of Shares (or such greater number as we may elect to purchase, subject to applicable law). We may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore be deemed to have purchased), subject to proration, “Odd Lot” priority and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment in accordance with the Offer promptly after the Expiration Date. In all cases, payment for Shares properly tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

●	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

●	a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer;

●	and any other documents required.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, we will determine the preliminary proration factor promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until after the Expiration Date and the guaranteed delivery period. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be credited to book-entry with the Depositary, and, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all share transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person are the responsibility of the shareholder and evidence satisfactory to us of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, may need to be submitted. See Instruction 6 of the Letter of Transmittal.

6.	Conditional Tender of Shares

In the event of an over-subscription of the Offer, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 14, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender.

Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her own financial, legal or tax advisor with respect to the advisability of making a conditional tender.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if the number of Shares properly tendered and not properly withdrawn pursuant to the Offer at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered At A Price Determined Pursuant to the Offer” alternative is greater than $20 million in aggregate purchase price (or such greater number as we may elect to purchase, subject to applicable law) so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, at or below the Purchase Price on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below $20 million in aggregate purchase price (or such greater number as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select for purchase, by random lot, enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase such number of Shares.

7.	Conditions of the Offer

The Offer is not conditioned on any minimum number of Shares being tendered; however, the Offer is subject to certain other conditions. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if, at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any deliberate action or inaction by the Company), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

●	there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

●	make illegal, or delay or otherwise restrain, prohibit or otherwise materially affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer;

●	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

●	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer;

●	materially and adversely affect our or our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

●	there has occurred any of the following:

●	any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market;

●	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

●	a decrease of more than 10% in the sale price of the Shares on Nasdaq or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured as of the close of trading and from the close of trading on November 10, 2023, the last full trading day prior to the commencement of the Offer;

●	the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after November 10, 2023 that is reasonably likely to materially and adversely affect the Company’s business or the Shares or the Company’s ability to complete the Offer;

●	any material escalation of any war or armed hostilities which had commenced prior to November 10, 2023;

●	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

●	any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares;

●	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

●	a tender or exchange offer for any or all of the Shares (other than the Offer), or any material merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

●	we learn that:

●	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC prior to November 10, 2023);

●	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC prior to November 10, 2023 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

●	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

●	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

●	any change or changes have occurred or are threatened in our or our subsidiaries’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or that could materially adversely affect the benefits of the Offer to us;

●	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

●	we determine that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares will be delisted from Nasdaq or be eligible for deregistration under the Exchange Act.

If any of the conditions referred to above is not satisfied, we may:

●	terminate the Offer and return all tendered Shares to the tendering shareholders;

●	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended; or

●	waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date.

Each of the conditions referred to above is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (other than any deliberate action or inaction by the Company) and may be waived, in whole or in part, prior to the Expiration Date. Our failure to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted by us until the Offer shall have expired or been terminated. If any event referred to above has occurred that causes a condition not to be satisfied, and if we decide to waive such condition and continue with the Offer, or to terminate the Offer, we will promptly disclose such decision. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. See Section 15.

8.	Price Range of Shares; Dividends

The Shares are listed and traded on Nasdaq under the trading symbol “OSPN.” The following table sets forth, for the fiscal quarters indicated, the high and low composite per Share prices of the Shares on Nasdaq and the cash dividends per Share declared:

Fiscal Year 2021 (year ended December 31, 2021)

	High	Low	Cash Dividends Declared
First Quarter	$26.77	$21.43	$0
Second Quarter	$28.97	$24.33	$0
Third Quarter	$25.55	$17.86	$0
Fourth Quarter	$21.30	$15.86	$0

Fiscal Year 2022 (year ended December 31, 2022)

	High	Low	Cash Dividends Declared
First Quarter	$17.42	$12.34	$0
Second Quarter	$15.87	$11.01	$0
Third Quarter	$12.40	$8.58	$0
Fourth Quarter	$14.12	$8.36	$0

Fiscal Year 2023 (year ended December 31, 2023)

	High	Low	Cash Dividends Declared
First Quarter	$18.81	$11.55	$0
Second Quarter	$18.48	$12.94	$0
Third Quarter	$14.96	$10.67	$0

The payment of any future dividends is at the discretion of the Company’s Board of Directors and is based on its future earnings, cash flow, financial condition, capital requirements, financial covenants, changes in taxation laws, general economic condition, and any other relevant factors.

On November 10, 2023 the last full trading day before the commencement of the Offer, the last closing sale price of the Shares on Nasdaq was $9.52 per Share, which is above the $9.50 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Shareholders are urged to obtain current market quotations for the Shares.

9.	Source and Amount of Funds

Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the Shares, together with related fees and expenses, to be approximately $20.5 million. We plan to fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, through our existing cash reserve on our balance sheet. The Offer is not conditioned on OneSpan entering into any financing arrangements or obtaining any financing, and we currently do not have any alternative financing plans.

10.	Certain Information Concerning Us

General

OneSpan helps organizations accelerate digital transformations by enabling secure, compliant, and refreshingly easy digital customer agreements and transaction experiences. We deliver digital agreement products and services that automate and secure customer-facing and revenue-generating business processes. Our solutions help organizations streamline and secure user experiences, which in turn allows them to drive growth, reduce risk, and unlock their business potential.

We are a global leader in providing high-assurance identity and authentication security as well as enterprise-grade electronic signature (e-signature) solutions, for use cases ranging from simple transactions to workflows that are complex or require higher levels of security. Our solutions help our clients ensure the integrity of the people and records associated with digital agreements, transactions, and interactions in industries including banking, financial services, healthcare, and professional services. We are trusted by global blue-chip enterprises, including more than 60% of the world’s largest 100 banks, and process millions of digital agreements and billions of transactions in more than 100 countries annually.

We are currently in the midst of a business transformation. In May 2022, we announced a three-year strategic transformation plan that began on January 1, 2023 (the “Strategic Plan”). In conjunction with the Strategic Plan and to enable a more efficient capital deployment model, effective with the quarter ended June 30, 2022, we began reporting under the following two lines of business, which are our reportable operating segments: Digital Agreements and Security Solutions.

●	Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are largely cloud-based, include OneSpan Sign e-signature and OneSpan Notary. This segment also includes costs attributable to our transaction cloud platform.

●	Security Solutions. Security Solutions consists of our broad portfolio of software products, software development kits (SDKs) and Digipass authenticator devices that are used to build applications designed to defend against attacks on digital transactions across online environments, devices, and applications. The software products and SDKs included in the Security Solutions segment are largely on-premises software products and include identity verification, multi-factor authentication and transaction signing solutions, such as mobile application security and mobile software tokens.

Our principal executive offices are located at 1 Marina Park Drive, Unit 1410, Boston, MA 02210. The telephone number for the Company’s principal executive offices is (312) 766-4001.

Availability of Reports and Other Information

We are subject to the informational filing requirements of the Exchange Act, which obligate us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, any equity awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information, including the Schedule TO, all of the exhibits to it, and documents incorporated by reference, are available to the public on or accessible through the SEC’s site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on or accessible through the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.

The following documents contain important information about us and we incorporate them and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules) until termination of this Offer:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023;

●	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023 filed with the SEC on May 4, 2023, August 9, 2023 and November 8, 2023, respectively;

●	Our Current Reports on Form 8-K filed on February 1, 2023, March 13, 2023 (excluding any information therein that is furnished and not “filed” for purposes of Section 18 of the Exchange Act), June 8, 2023, August 9, 2023 (excluding any information therein that is furnished and not “filed” for purposes of Section 18 of the Exchange Act) and November 8, 2023 (excluding any information therein that is furnished and not “filed” for purposes of Section 18 of the Exchange Act); and

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2023.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive offices located at the following address:

OneSpan Inc.

1 Marina Park Drive, Unit 1410

Boston, MA 02210

Attention: Corporate Secretary

Call Toll-Free: (312) 766-4001

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.onespan.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11.	[Reserved.]

12.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of November 9, 2023, there were 39,887,336 Shares issued and outstanding. In addition, as of November 9, 2023, we had an aggregate of approximately 562,362 Shares reserved for issuance under our Equity Incentive Plan.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. However, all our directors and executive officers have advised us that they do not intend to tender any of their Shares. Assuming the completion of the Offer, the relative ownership interest of our directors and executive officers in the Company will increase. Our directors and executive officers may, subject to applicable law and applicable policies of the Company, sell their shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer.

A list of our directors and executive officers as of November 9, 2023, is attached to this Offer to Purchase as Schedule I.

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of our Shares as of November 9, 2023 by:

●	each of our named executive officers;

●	each of our directors; and

●	all of our current directors and executive officers as a group.

The amounts and percentages of Shares beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Except as otherwise noted, the address of each person listed in the tables below is c/o Corporate Secretary, 1 Marina Park Drive, Unit 1410, Boston, MA 02210.

The percentage of ownership is calculated using the number of shares outstanding as of November 9, 2023, which consisted of 39,887,336 Shares.

	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
Name
Marc Boroditsky	39,159	*
Garry Capers	21,980	*
Sarika Garg	29,124	*
Marianne Johnson	31,500	*
Michael McConnell	68,849	*
Alfred Nietzel	43,274	*
Marc Zenner	53,659	*
Matthew Moynahan	208,206	*
Jorge Martell	18,441	*
Lara Mataac	11,123	*
All directors and executive officers as a group (10 persons)	525,315	1.3%

*	Represents less than 1% of outstanding Shares.

(1)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Shares subject to options held by such person that are currently exercisable or will become exercisable within sixty (60) days after November 9, 2023, if any, or restricted stock units held by such person that vest within sixty (60) days of November 9, 2023, if any, are deemed to be beneficially owned and outstanding for purposes of calculating such person’s beneficial ownership but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Our directors and executive officers own the following restricted stock units that vest within sixty (60) days after November 9, 2023: Messrs. Boroditsky, Capers, McConnell, Nietzel, and Zenner and Mses. Johnson and Garg each hold 10,823 restricted stock units that vest within that time period; Mr. Moynahan holds 110,041 restricted stock units that vest within that time period; Mr. Martell holds no restricted stock units that vest within that time period; and Ms. Mataac holds 4,596 restricted stock units that vest within that time period. The Company does not have any options outstanding. As of November 9, 2023, there were 39,887,336 Shares outstanding. The persons named in this table have sole power to vote and dispose of the shares listed.

The foregoing information with respect to beneficial ownership is based upon information furnished by each director or executive officer, or information contained in filings made with the SEC.

Security Ownership of Certain Beneficial Owners

The following table shows the number of shares beneficially owned by the persons known to the Company to own beneficially more than 5% of the shares. It is based on information indicated in the footnotes to the table below.

	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	6,489,089(2)	16.3%
T. Kendall Hunt 110 N. Wacker Drive, Mail Code: IL 4-110-17-00, Chicago, IL 60606	3,417,703(3)	8.6%
Entities affiliated with Legion Partners Asset Management, LLC 12121 Wilshire Boulevard, Suite 1240, Los Angeles, CA 90025	3,467,631(4)	8.7%
The Vanguard Group 100 Vanguard Boulevard. Malvern, PA 19355	2,713,586(5)	6.8%
Altai Capital Management, L.P. 4675 MacArthur Court, Suite 1500, Newport Beach, CA 92660	2,300,000(6)	5.8%
Legal & General Investment Management Limited One Coleman Street, London, EC2R 5AA, UK	2,100,495(7)	5.3%

(1)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Shares subject to options held by such person that are currently exercisable or will become exercisable within sixty (60) days after November 9, 2023, if any, or restricted stock units held by such person that vest within sixty (60) days of November 9, 2023, if any, are deemed to be beneficially owned and outstanding for purposes of calculating such person’s beneficial ownership but are not deemed outstanding for purposes of computing the percentage ownership of any other person. None of the persons listed in the table above own any options exercisable within sixty (60) days after November 9, 2023 or any restricted stock units that vest within sixty (60) days after November 9, 2023. The Company does not have any options outstanding. As of November 9, 2023, there were 39,887,336 Shares outstanding. The persons named in this table have sole power to vote and dispose of the shares listed.

(2)	Based solely on information contained in a Schedule 13G/A filed on January 23, 2023 by BlackRock, Inc. (“BlackRock”), providing information with respect to its beneficial ownership as of December 31, 2022. BlackRock reported it had sole voting power over 6,432,403 shares, shared voting power over no shares, sole dispositive power over 6,489,089 shares and shared dispositive power over no shares.

(3)	Based solely on information contained in a Schedule 13G/A filed on February 13, 2023 by T. Kendall Hunt, providing information with respect to his beneficial ownership as of December 31, 2022. T. Kendall Hunt reported he had sole voting power over 3,256,448 shares, shared voting power over 161,255 shares, sole dispositive power over 3,256,448 shares and shared dispositive power over 161,255 shares.

(4)	Based solely on a Schedule 13D/A filed on August 14, 2023 by Legion Partners, L.P. I (“Legion Partners I”), providing information with respect to its beneficial ownership as of August 14, 2023. Legion Partners I reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 2,721,042 shares. Legion Partners, L.P. II (“Legion Partners II”) reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 300,491 shares. Legion Partners Offshore I SP I (“Legion Partners Offshore I”) reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 445,898 shares. Legion Partners Offshore I is a segregated portfolio company of Legion Partners Offshore Opportunities SPC I. Legion Partners, LLC (“Legion Partners GP”) reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 3,021,533 shares. Legion Partners GP, as the general partner of each of Legion Partners I and Legion Partners II, may be deemed the beneficial owner of the (i) 2,721,042 shares owned by Legion Partners I and (ii) 300,491 shares owned by Legion Partners II. Legion Partners Asset Management, LLC (“Legion Partners Asset Management”) reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 3,467,431 shares. Legion Partners Asset Management, as the investment advisor of each of Legion Partners I, Legion Partners II and Legion Partners Offshore I, may be deemed the beneficial owner of the (i) 2,721,042 shares owned by Legion Partners I, (ii) 300,491 shares owned by Legion Partners II and (iii) 445,898 shares owned by Legion Partners Offshore I. Legion Partners Holdings, LLC (“Legion Partners Holdings”) reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 3,467,631 shares. As of the close of business on August 14, 2023, Legion Partners Holdings directly owned 200 shares. Legion Partners Holdings, as the sole member of Legion Partners Asset Management and sole member of Legion Partners GP, may be deemed the beneficial owner of the (i) 2,721,042 shares owned by Legion Partners I, (ii) 300,491 shares owned by Legion Partners II and (iii) 445,898 shares owned by Legion Partners Offshore I. Christopher S. Kiper reported that he had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 3,467,631 shares. Raymond T. White reported that he had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 3,467,631 shares. Each of Messrs. Kiper and White, as a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, may be deemed the beneficial owner of the (i) 2,721,042 shares owns by Legion Partners I, (ii) 300,491 shares owned by Legion Partners II, (iii) 445,898 shares owned by Legion Partners Offshore I and (iv) 200 shares owned by Legion Partners Holdings.

(5)	Based solely on a Schedule 13G/A filed on February 9, 2023 by The Vanguard Group (“Vanguard”), providing information with respect to its beneficial ownership as of December 30, 2022. Vanguard reported that it had sole voting power over no shares, shared voting power over 38,027 shares, sole dispositive power over 2,644,486 shares and shared dispositive power over 69,100 shares.

(6)	Based solely on a Schedule 13D filed on November 21, 2022 by Altai Capital Management, L.P. (“Altai L.P.”), providing information with respect to its beneficial ownership as of November 10, 2022. Altai L.P. reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 2,300,000 shares. Altai Capital Management, LLC (“Altai LLC”) reported that it had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 2,300,000 shares. Rishi Bajaj reported that he had sole voting power and sole dispositive power over no shares and shared voting power and shared dispositive power over 2,300,000 shares. The shares are held for the account of Altai Capital Osprey, LLC (“Osprey”) and accounts separately managed by Altai L.P. (the “Separately Managed Accounts”). Altai L.P. serves as investment manager to each of Osprey and the Separately Managed Accounts. Each of Altai L.P., Altai LLC and Mr. Bajaj may be deemed to have voting and dispositive power over the common stock held for the account of each of Osprey and the Separately Managed Accounts. The filing of the Schedule 13D shall not be deemed an admission that any Altai L.P., Altai LLC or Mr. Bajaj is the beneficial owner of the securities reported in the Schedule 13D for purposes of Section 13 of the Exchange Act, or otherwise.

(7)	Based solely on a Schedule 13G/A filed on February 16, 2023, by Legal & General Investment Management Limited (“Legal & General”), providing information with respect to its beneficial ownership as of December 31, 2022. Legal & General is a discretionary investment manager authorized and regulated by the UK financial conduct authority. Legal & General UCITS ETF Plc (the “L&G Company”) is organized as an open-ended investment company with variable capital structured as an umbrella fund and comprised of separate sub-funds. The L&G Company has segregated liability between its funds and is organized under the laws of Ireland as a public limited company pursuant to the Companies Act (2014) (as amended) (the “Companies Act”). The L&G Company has entered into a management agreement with LGIM Managers (Europe) Limited under which the manager is responsible for the management of the L&G Company’s affairs. LGIM Managers (Europe) Limited is a limited liability company incorporated in Ireland and authorized by the Central Bank of Ireland as a super manco. LGIM Managers (Europe) Limited has appointed Legal & General as the investment manager for each of the funds. Legal & General reported that it had shared voting power and shared dispositive power over 2,100,495 shares and sole voting power and sole dispositive power over no shares. Each of L&G Company and LGIM Managers (Europe) Limited reported that it had shared voting power and shared dispositive power over 2,020,357 shares and sole voting power and sole dispositive power over no shares. The address of the principal office of Legal & General is One Coleman Street, London, EC2R 5AA, UK, and the address of the principal office of L&G Company and LGIM Managers Europe is 70 Sir John Rogersons Quay, Dublin 2, Ireland.

The information with respect to beneficial ownership is based upon information furnished by the shareholder or information contained in filings made with the SEC.

Recent Securities Transactions

No transactions with respect to Shares have been effected during the 60 days prior to the date of this Offer to Purchase by the Company or, to the Company’s knowledge after making reasonable inquiry, by any of its directors, executive officers or subsidiaries.

Share Repurchase Program

Our Board of Directors has authorized the repurchase of up to $50 million Shares under our share repurchase program. As of November 9, 2023, $40.8 million of Shares remained available for repurchase under the program, and the Offer is being conducted as part of the repurchase program.

Beginning on the eleventh business day after the Expiration Date, we may make Share repurchases from time to time on the open market and/or in private transactions, including accelerated share repurchase transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in this Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer.

Share-Based Compensation Plan

The Equity Incentive Plan is the Company’s only equity incentive plan under which awards are currently outstanding. The Equity Incentive Plan was first approved by shareholders in 2019. Our awards under the Equity Incentive Plan are designed to provide incentives to encourage our executives, key employees and others to develop a proprietary interest in OneSpan’s success and to align their interests with those of our stockholders generally. These incentives promote a long-term perspective that we believe is critical to the continued success of our business. We grant the following types of long-term incentive compensation under the Equity Incentive Plan:

●	Time-based restricted stock units (“time-based RSUs”) that vest over a three-year, or in some cases four-year, period. Time-based RSUs encourage and reward continued service over the vesting period. Since time-based RSU value is tied directly to the market value of the Company’s shares, and not exclusively to an increase in the market value of the Company’s shares, they provide retention value even when the stock price is stable or declining.

●	Performance-based restricted stock units (“PSUs”) that are eligible to be earned after a one-year performance period based on the Company’s achievement of financial metrics predetermined by the Company’s Board of Directors. Any PSUs that are earned based on the Company’s performance against the designated financial metrics for the one-year performance period (which is typically a calendar year) vest as to one-third of the underlying shares on the last day of the performance period and the next two successive anniversaries of that day. If a specified minimum threshold level of performance against the designated financial metrics is not achieved during the performance period, the PSUs are forfeited in their entirety. We believe the structure of the PSUs encourages and rewards Company financial performance as well as continued service over a three-year period.

Non-Employee Director Compensation

The Company’s current director compensation policy provides that each non-employee director receives:

Director annual retainer:	$ 40,000
Lead Director (if occupied) fee:	$ 10,000
Chair (if occupied) fee:	$ 50,000
Audit Committee chair fee:	$ 20,000
Audit Committee membership fee:	$ 10,000
Management Development and Compensation Committee chair fee:	$ 12,000
Management Development and Compensation Committee membership fee:	$ 5,000
Corporation Governance and Nominating and Committee chair fee:	$ 7,500
Corporation Governance and Nominating and Committee membership fee:	$ 4,000
Annual non-cash equity grant (aggregate grant date fair value):	$125,000

We do not pay separate director fees for meeting attendance. For 2022, the cash fees and annual retainers were paid on a quarterly basis in cash.

On January 5, 2022, the Company’s then-serving non-employee directors each were awarded 7,618 deferred time-based RSUs. The awards vested on January 5, 2023, the first anniversary of the grant date, except for a grant to our former director Jean Holley, which vested upon her retirement from our Board effective June 8, 2022, in accordance with her RSU agreement and as approved by the Board.

All equity awards granted to non-employee directors are subject to accelerated vesting upon death, disability, retirement or change in control. 2022 equity awards to non-employee directors were in the form of deferred time-based RSUs. Payment of each director’s deferred time-based RSUs is deferred until the earlier of the director’s cessation of service or a change in control.

Employment Agreements with Named Executive Officers

Mr. Moynahan, Mr. Martell and Ms. Mataac each have executive employment agreements with the Company that provide for payments and benefits following termination of their employment without “cause.” The agreements also include payments and benefits if such named executive officers terminate employment for “good reason” or in the event of certain “change in control” events as further described in each agreement and in the Company’s most recent proxy statement.

Matthew Moynahan

Mr. Moynahan’s employment agreement was entered into effective November 29, 2021 and amended and restated on February 27, 2023 (the “Amended Employment Agreement”). Under the terms of his employment agreement, in the event Mr. Moynahan is terminated without cause or terminates his employment for good reason, he will continue to receive his base salary for a 12-month period and his target annual cash incentive amount for the year of termination (and the annual cash incentive amount for the prior year if earned but not paid at the time of termination). If such a termination occurs within 18 months following a change in control of OneSpan, then he will receive the amounts described in the preceding sentence in a lump sum payment. If Mr. Moynahan is terminated for cause or resigns his employment without good reason, he will not be entitled to any severance compensation. Mr. Moynahan must sign a separation and release agreement as a condition to receiving the foregoing severance payments, and has agreed to abide by certain non-competition and non-solicitation restrictions following the termination of his employment for a period of 12 months.

The terms “cause”, “good reason” and “change in control” are defined in the Amended Employment Agreement as follows:

●	“Cause” means that (i) Mr. Moynahan materially breaches his obligations under the Amended Employment Agreement, OneSpan’s Code of Conduct and Ethics or an established policy of the Company; (ii) he engages in conduct prohibited by law (other than minor violations), commits an act of dishonesty, fraud or serious or willful misconduct in connection with his job duties that, in the reasonable judgment of the Company, could injure the integrity, character or reputation of the Company; (iii) he refuses to perform, or habitually neglects, his duties and responsibilities under the Amended Employment Agreement (other than on account of disability) and continues such refusal or neglect after having been given written notice by the Company that specifies what duties he failed to perform and an opportunity to cure of 10 days; (iv) he uses or discloses confidential information or trade secrets other than in the furtherance of the Company’s business interests, or other violation of a fiduciary duty to the Company; or (v) he fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies his failure to cooperate and an opportunity to cure of five days.

●	“Good Reason” means: (i) the Company’s failure to provide the compensation and benefits required by the Amended Employment Agreement; (ii) a reduction in Mr. Moynahan’s base salary below the base salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company (not to exceed 20%) or agreed to in writing by Mr. Moynahan; (iii) any material diminution of Mr. Moynahan’s title, reporting structure, authority, duties or responsibilities; or (iv) a material breach by the Company of any of its material obligations under the Amended Employment Agreement.

●	“Change in Control” under the Amended Employment Agreement and our Equity Incentive Plan generally means the occurrence of any of the following events: (i) certain acquisitions of beneficial ownership of more than 40% of either (x) the then outstanding shares of our Common Stock or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) certain changes in the majority composition of our Board within any period of 12 consecutive months; (iii) the consummation of certain reorganizations or consolidations of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries taken as a whole; or (iv) the approval by the stockholders of the Company of certain liquidations or dissolutions of the Company.

Jorge Martell and Lara Mataac

Mr. Martell and Ms. Mataac are parties to employment agreements with the Company effective September 6, 2022 and June 13, 2022, respectively. These employment agreements have the same or substantially the same severance terms, release condition, post-termination restrictions, definition of cause and definition of change in control as Mr. Moynahan’s Amended Employment Agreement, except that with respect to severance in the event of a termination without cause or for good reason, (i) Mr. Martell would only receive his full annual cash incentive target payment if his termination occurred within 18 months following a change in control, and otherwise would receive a prorated payment at target based upon the timing of his termination, and (ii) Ms. Mataac would receive a prorated payment at target based on the timing of her termination, rather than the full target amount, regardless of whether the termination took place in connection with a change in control.

The definition of “change in control” in Mr. Martell’s and Ms. Mataac’s employment agreement is the same as in Mr. Moynahan’s, and the definition of “cause” is substantially similar to Mr. Moynahan’s. “Good reason” under Mr. Martell’s and Ms. Mataac’s employment agreement in effect on December 31, 2022 means:

●	the Company’s material breach of the agreement (provided that, in the case of Ms. Mataac, a change in reporting relationship is not a material breach);

●	A reduction in the named executive officer’s base salary below the base salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company (in the case of Mr. Martell, such reduction not to exceed 20%) or agreed to in writing by the named executive officer;

●	A requirement that the named executive officer relocate his or her primary place of work by more than 45 miles (including a requirement that the named executive officer works primarily at a Company office that is located more than 45 miles from the location of his or her home office); or

●	Any material diminution of the named executive officer’s authority, duties or responsibilities (provided that a diminution in connection with a change in control that results in the named executive officer having authority, duties, or responsibilities with respect to the business represented by the Company that are reasonably comparable to those in effect before the change in control shall not be treated as good reason).

Stock Ownership Policies

Our CEO and CFO are subject to an executive stock ownership policy requiring them to hold equity at least equal to a multiple of the current base salaries of each of the CEO and CFO of 300% and 150%, respectively, within three years of appointment.

Excluding amounts payable for serving as a chair or member of a committee, approximately 75% of our directors’ fees are payable in equity. Our Board has adopted a stock ownership policy for directors that directors are required to satisfy within three years after first becoming subject to the policy. The policy provides that a director’s fees shall be paid in part in deferred equity equal in value to at least 50% of such director’s aggregate fees (excluding amounts payable for serving as a chair or member of a committee) until the director holds stock valued at more than three times our Board’s aggregate annual director fees (excluding amounts payable for serving as a chair or member of a committee). As of November 9, 2023, all of our non-employee directors were in compliance with this policy or were within the transition period.

Transactions with Executive Officers, Directors and Other Related Persons

Since January 1, 2022, there were no related party transactions between us and any of our executive officers, directors, director nominees or beneficial owners of 5% or more of our Shares, or an immediate family member of any of them, that require disclosure under Item 404 of Regulation S-K.

General

Except as otherwise described or incorporated by reference in this Offer to Purchase, the Schedule TO or Company’s most recent proxy statement, and except for the stock-based compensation plans, which are described in Note 14 to the financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which descriptions are incorporated herein by reference, and the agreements described above, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors, or executive officers, is a party to any contract, arrangement, understanding, or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents, or authorizations.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

13.	Certain Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

14.	United States Federal Income Tax Consequences

The following discussion is a summary of certain U.S. federal income tax considerations of participating in the Offer for “U.S. Holders” or “Non-U.S. Holders” (each as defined below). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof, which are subject to change, potentially with retroactive effect. This discussion is not binding on the United States Internal Revenue Service (“IRS”). We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion is for general information only and does not address all tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	insurance companies;

●	tax-exempt organizations;

●	brokers or dealers in securities or commodities;

●	traders in securities that make mark-to-market elections with respect to their securities holdings;

●	banks or other financial institutions;

●	real estate investment trusts;

●	regulated investment companies;

●	retirement plans;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	“qualified foreign pension funds” as defined in Section 897(1)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

●	grantor trusts;

●	U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

●	“S” corporations, partnerships or other pass-through entities and investors in such entities;

●	employee benefit plans;

●	U.S. expatriates or former citizens or residents of the United States;

●	personal holding companies;

●	persons that hold or have held (directly, indirectly or constructively) more than 5% of our Shares;

●	persons that hold Shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction;

●	persons for whom the sale of Shares pursuant to the Offer would constitute a “wash sale” for U.S. federal income tax purposes;

●	directors, employees, former employees or other persons who received our Shares pursuant to the exercise of any employee stock option or otherwise as compensation; or

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to Shares being taken into account in an applicable financial statement.

In addition, this discussion does not address any tax consequences arising from the Medicare tax on net investment income, the sale of Shares acquired pursuant to any employee benefit plans or the alternative minimum tax. This discussion also does not address the tax considerations arising under any state, local or non-U.S. laws, or under U.S. federal estate or gift tax laws. This summary assumes that shareholders hold the Shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).

This summary also does not address the tax consequences of transactions effectuated before, after, or concurrently with the Offer (whether or not any such transactions are consummated in connection with the Offer), including, without limitation, any transaction in which Shares are involved, or the tax consequences to holders of any other interest in the Company, including options or similar rights to acquire Shares.

In addition, this discussion does not address the tax treatment of partnerships or other entities or arrangements that are pass-through entities for U.S. federal income tax purposes or persons that hold Shares through partnerships or other pass-through entities or arrangements. Accordingly, partnerships or other pass-through entities or arrangements that hold Shares and partners in or owners of such partnerships or pass-through entities or arrangements should consult their tax advisors.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or any other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” is a beneficial holder of Shares (other than a partnership or any other entity or arrangement that is treated as a pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

Investors are urged to consult their tax advisors regarding the particular tax consequences to them of participating in the Offer, including the applicability and effects of U.S. federal estate or gift tax rules or the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or any applicable tax treaty.

Non-Tendering Shareholders

The Offer generally should not result in any direct U.S. federal income tax consequences to shareholders that do not tender any Shares in the Offer.

Tender of Shares by U.S. Holders Pursuant to the Offer

Characterization of the Purchase—Distribution vs. Sale Treatment. The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will, depending on such U.S. Holder’s particular circumstances, be treated as either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us as described in more detail below.

Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash pursuant to the Offer if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”).

In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder actually owns as well as stock the U.S. Holder constructively owns under certain attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. U.S. Holders should consult their tax advisors with respect to the operation of these constructive ownership rules.

An exchange of Shares for cash generally will result in a “complete termination” with respect to a U.S. Holder if either (a) all of the Shares actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (b) all of the Shares actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer and the U.S. Holder is eligible to waive, and effectively waives, the attribution of all Shares constructively owned by the U.S. Holder in accordance with the procedures described in Section 302(c)(2) of the Code. Generally, a U.S. Holder can only waive attribution of Shares owned by certain family members. A U.S. Holder may also satisfy the “complete termination” test if, in the same transaction, some of its Shares are exchanged for cash pursuant to the Offer and all of the remainder of its Shares are sold or otherwise transferred to a third party so that after the transaction the U.S. Holder no longer owns (actually or constructively) any Shares. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver.

An exchange of Shares for cash will generally be a “substantially disproportionate” redemption with respect to a U.S. Holder if, among other things, (i) the percentage of voting stock owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer) and (ii) the percentage of the then-outstanding common stock (voting or nonvoting) owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer). U.S. Holders are urged to consult their tax advisors regarding the application of the “substantially disproportionate” test in their particular circumstances.

If an exchange of Shares for cash fails to satisfy the “complete termination” and “substantially disproportionate” tests, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal (taking into account the constructive ownership rules above) and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the Section 302 tests in their particular circumstances.

We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed herein. A tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased. Further, if other shareholders sell a greater percentage of their Shares pursuant to the Offer than a particular U.S. Holder, the U.S. Holder’s proportionate interest in the Company may increase immediately following the Offer even if that U.S. Holder sells shares for cash pursuant to the Offer and does not (actually or constructively) acquire any other common stock of the Company, and such increase would cause the U.S. Holder not to meet any of the Section 302 tests.

Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced (but not below zero) by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one (1) year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender in the Offer and the order in which different blocks will be purchased in the event that less than all of its Shares are accepted for purchase. U.S. Holders that own separate blocks of Shares should consult their tax advisor with respect to these rules.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash pursuant to the Offer, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. The amount of any distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) allocable to such Shares. Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, thereby reducing the U.S. Holder’s adjusted tax basis (but not below zero) in the Shares and thereafter as either long-term or short-term capital gain, as applicable. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder (and may be lost if the U.S. Holder does not retain any Shares after the Offer).

To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it may be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Generally, an “extraordinary dividend” is a dividend with respect to a Share that is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such Share. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, exceed 20% of the shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election). Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of Shares pursuant to the Offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale will be treated as a dividend is unclear.

Tender of Shares by Non-U.S. Holders Pursuant to the Offer

Sale or Exchange Treatment. Subject to the discussion below under “ —Withholding for Non-U.S. Holders,” if a Non-U.S. Holder’s sale of Shares for cash pursuant to the Offer is treated as a “sale or exchange” under the Section 302 tests described above under “Tender of Shares by U.S. Holders Pursuant to the Offer—Characterization of the Purchase—Distribution vs. Sale Treatment,” any gain realized by such Non-U.S. Holder on the sale generally will not be subject to U.S. federal income tax unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) of the Non-U.S. Holder or (ii) the Non-U.S. Holder is a non-resident alien individual who is physically present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

A Non-U.S. Holder described in clause (i) of the preceding paragraph will generally be required to pay U.S. federal income tax on the net gain derived from the disposition in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a rate equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits, subject to certain adjustments. A Non-U.S. Holder described in clause (ii) of the preceding paragraph will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by U.S. source capital losses even though the Non-U.S. Holder is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Distribution Treatment. If a Non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such Non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, non-taxable return of capital, or gain from the sale or exchange of Shares will be determined in the manner described above under “Tender of Shares by U.S. Holders Pursuant to the Offer — Distribution Treatment.”

Except as described in the following paragraphs, to the extent that amounts received by the Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). As discussed below under “ —Withholding for Non-U.S. Holders,” all payments made pursuant to the Offer to Non-U.S. Holders may be presumed to be dividends for withholding purposes. A Non-U.S. Holder who wishes to claim the benefit of a reduced rate of U.S. withholding tax under an applicable treaty for dividends that are not effectively connected with the conduct of a U.S. trade or business must furnish to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person and such holder’s qualification for the reduced rate. Special certification and other requirements apply to certain Non-U.S. Holders that hold Shares through certain non-U.S. intermediaries or are pass-through entities rather than corporations or individuals. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, such Non-U.S. Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Any amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) generally are not subject to U.S. federal withholding tax. Instead, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder generally will be subject to U.S. federal income tax on those dividends in the same manner applicable to U.S. Holders, described above. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on any effectively connected earnings and profits, subject to certain adjustments. To claim the exemption from withholding for income that is effectively connected with a U.S. trade or business, the Non-U.S. Holder must furnish to the applicable withholding agent a properly executed IRS Form W-8ECI (or applicable successor form) certifying, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person and the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and includible in the Non-U.S. Holder’s gross income.

Withholding For Non-U.S. Holders. Because, as described above, it is unclear and fact-dependent whether the cash received by a particular Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat any such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8 as discussed above. To the extent Non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such United States broker or other nominee and their tax advisors to determine the particular withholding procedures that will be applicable to them.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal tax withheld if such shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “Tender of Shares by U.S. Holders Pursuant to the Offer—Characterization of the Purchase—Distribution vs. Sale Treatment” or if the shareholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participation in the Offer, including the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the procedure for obtaining any available refund, as well as the applicability and effect of state, local, foreign and other tax laws.

FATCA

Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold Shares as beneficial owners or intermediaries, unless specified requirements are met or an exemption applies. Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to Non-U.S. Holders in the Offer as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.

Backup Withholding and Information Reporting

Payments made to shareholders in the Offer may be reported to the IRS. In addition, under the U.S. federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain shareholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup U.S. federal income tax withholding, each shareholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the shareholder’s taxpayer identification number (employer identification number or social security number) and provide to the Depositary or applicable withholding agent certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal.

Certain “exempt” recipients (including, among others, most corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements. For a Non-U.S. Holder to qualify for such exemption, such Non-U.S. Holder must submit to the applicable withholding agent a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8), signed under penalties of perjury, attesting to such Non-U.S. Holder’s non-U.S. status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. Backup withholding generally will not apply to amounts paid to Non-U.S. Holders that are subject to the U.S. federal withholding tax discussed above under “Tender of Shares by Non-U.S. Holders Pursuant to the Offer— Withholding for Non-U.S. Holders.”

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Shareholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

The above discussion is not intended to constitute a complete analysis of all tax consequences relating to participating in the Offer. You should consult your tax advisor concerning the tax consequences applicable in your particular situation.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.

15.	Extension of the Offer; Termination; Amendment

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the number of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the PR Newswire or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

●	we increase or decrease the price range to be paid for Shares or increase or decrease the number of Shares sought in the Offer (but, in the event of an increase, only if we increase the number of Shares sought by more than 2% of the outstanding Shares), and

●	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of the period of at least ten (10) business days from, and including, the date of such notice. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, at the end of the day, New York City time.

In accordance with the rules of the SEC, if more than $20 million in aggregate purchase price of Shares is tendered in the Offer at or below the Purchase Price, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Expiration Date. See Section 1.

16.	Fees and Expenses

We have retained B. Riley Securities, Inc. to act as Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks, trust companies, nominees and other holders with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services. We have also agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

The Dealer Manager and its affiliates are securities firms each engaged in securities trading and brokerage activities and that provide investment banking and financial advisory services. Accordingly, in their ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it own Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer.

We have retained Broadridge Corporate Issuer Solutions, LLC to act as Information Agent and Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and email and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 6 in the Letter of Transmittal.

None of the Dealer Manager, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company, its affiliates or the Offer contained or referred to in this Offer to Purchase or for any failure by the Company or its affiliates to disclose events that may have occurred and may affect the significance or accuracy of such information.

None of the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering Shares or as to any price at which you may tender Shares. None of the Dealer Manager, the Information Agent or the Depository have provided any legal, accounting, regulatory or tax advice to us or with respect to the Offer.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) was signed into law, which legislation, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by a publicly-traded domestic corporation beginning in 2023, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. For purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. Because we are a Delaware corporation and our stock trades on Nasdaq, we are a “covered corporation” within the meaning of the Inflation Reduction Act, and while not free from doubt, it is anticipated that the Excise Tax will apply to our purchase of shares pursuant to the Offer and any other redemptions of our shares that occur during the same taxable year. The Excise Tax will not, however, apply to a repurchase or redemption of our shares that is treated as a dividend for U.S. federal income tax purposes. As discussed in Section 14, whether our purchase of shares from a shareholder pursuant to the Offer will be treated as a sale or exchange or as a distribution to the shareholder (which may be treated as a dividend) for U.S. federal income tax purposes will depend upon the shareholder’s particular facts and circumstances. To what extent the Company will be subject to the Excise Tax in connection with the Offer will depend on a number of factors, including the characterization of our repurchase of the shares for U.S. federal income tax purposes and the content of regulations and other guidance currently being written by the U.S. Department of Treasury. We expect to pay any Excise Tax with respect to the Offer when due.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one of more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or regarding the price or prices at which you should tender your Shares. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

OneSpan Inc.

November 13, 2023, as amended on December 1, 2023

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF ONESPAN INC.

The following table sets forth the names and positions of the directors and executive officers of OneSpan Inc. The address of each of our directors and executive officers is care of OneSpan Inc., 1 Marina Park Drive, Unit 1410, Boston, MA 02210 (telephone number: (312) 766-4001).

Name	Position(s)
Matthew Moynahan	President, Chief Executive Officer and Director
Jorge Martell	Chief Financial Officer and Treasurer
Lara Mataac	General Counsel, Chief Compliance Officer and Corporate Secretary
Alfred Nietzel	Chair of the Board
Marc Boroditsky	Director
Garry Capers	Director
Sarika Garg	Director
Marianne Johnson	Director
Michael McConnell	Director
Marc Zenner	Director

The Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, shareholders are directed to contact the Depositary. Shareholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

If delivering via courier, UPS, FedEx or other expedited service:	If delivering via a USPS service:
Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717	Broadridge, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent may be contacted at:

Broadridge Corporate Issuer Solutions, LLC

(855) 793-5068 (toll-free)

shareholder@Broadridge.com

The Dealer Manager for the Offer is:

B. Riley Securities, Inc.
11100 Santa Monica Boulevard #800

Los Angeles, CA 90025

Phone: (310) 966-1444